Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/ Media Relations
(303) 848-7000

Investor Contact:	ICR, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS

Ends first quarter 2009 with $51 million in cash and cash equivalents

Reduces inventory 8% since last quarter; 51% since Q1 2008

NIWOT, COLORADO — May 7, 2009 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the first quarter ended March 31, 2009.

Q1 2009 revenue of $134.9 million is up 7% from the quarter ended Q4 of 2008 and down $63.6, or 32% from Q1 of 2008.  The Company reported a net loss of $22.4 million in the first quarter of 2009 with a diluted loss per share of $0.27, compared to a Q4 net loss of $34.7 million, or ($0.42) per share and a Q1 2008 net loss of $4.5, or ($0.05) per share.  Selling, general and administrative costs are down 26% compared to Q4 2008 and down 6.2% from the same quarter a year ago.

Year-over-year changes in the Company’s channel revenue streams were as follows:

•                  Retail sales increased 60% to $27.9 million;

•                  Internet sales increased 46% to $11.7 million; and

•                  Wholesale sales decreased 45% to $95.3 million.

Changes in the Company’s regional revenue streams during the same periods were as follows:

•                  Asia increased 7% to $39.0 million;

•                  Europe decreased 49% to $28.3 million; and

•                  Americas decreased 37% to $67.6 million.

The Company reported a net loss of $22.4 million, or ($0.27) per diluted share for the three months ended March 31, 2009 compared to a net loss of $4.5 million, or ($0.05) per diluted share for the three months ended March 31, 2008.  Excluding a $3.4 million pre-tax foreign currency exchange rate loss primarily on intercompany balances, the Company’s non-GAAP net loss was $19.0 million or ($0.23) per diluted share in the three months ended March 31, 2009.

Balance Sheet

The Company’s cash and cash equivalents declined to $50.9 million from $51.7 million as of December 31, 2008.  However, compared to the quarter ended March 31, 2008, the Company’s cash and cash equivalents increased by approximately $21.3 million.  Borrowings under the Company’s credit facility were $19.8 million at March 31, 2009 compared to $22.4 million at December 31, 2008 and $42.8 million at March 31, 2008.  During the first quarter of 2009, the Company was successful in extending the term of its bank credit facility through September 30, 2009.  The Company is currently in discussions regarding a new borrowing arrangement and is exploring alternatives for other sources of capital for ongoing cash needs.

Inventory decreased 8% since December 31, 2008 to $131.2 million at March 31, 2009.  Compared to first quarter 2008, inventories decreased 51% as a result of more stringent asset management and inventory write-downs taken in the last half of 2008.

The Company had accounts receivable of $60.6 million as of March 31, 2009 compared to $35.3 million at December 31, 2008 and $154.6 million as of March 31, 2008.  The year-over-year reduction in accounts receivable is due to an improvement in accounts receivable collections as days sales outstanding decreased from 70.9 days for the three months ended March 31, 2008 to 40.4 days for the three months ended March 31, 2009.

Capital expenditures, net of proceeds, in the first quarter of 2009 were $4.4 million compared to $22.2 million in the first quarter of 2008.

“While our first quarter results were generally in line with expectations, there is still much work ahead of us in order to improve on our recent performance and return to consistent profitability,” stated John Duerden, President and Chief Executive Officer of Crocs, Inc.  “Crocs achieved a tremendous amount in a few short years and quickly established itself as a truly global brand with market penetration in more than 100 countries. During this time, the product line evolved significantly from a few key items into seasonal footwear collections that have created a large and loyal consumer base.  With this rapid growth came a number of challenges which, along with the recent recession, have negatively impacted the business. In response, Crocs took several steps throughout 2008 to better align its expense structure with lower sales volumes and strengthen its balance sheet. Our intention in 2009 is to preserve the strength of the Crocs brand while endeavoring to strike a balance between lowering our fixed cost base and responsibly reducing our inventory. I am confident that with the solid foundation already in place and the talented group of people working here that we can accomplish our near-term objectives while creating a stronger, more efficient company for the future.”

Guidance

The Company expects to generate between $135 to $160 million in revenue during its fiscal second quarter, with a diluted loss per share between ($0.31) and ($0.15).  Due to uncertainties created by the current global economic downturn, the Company is not providing annual guidance at this time.

Conference Call Information

A conference call to discuss first quarter fiscal 2009 financial results is scheduled for today (May 7, 2009) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc.

Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables Crocs to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled Crocs to successfully market its products to a broad range of consumers.

Crocs™ shoes are sold in 100 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to obtain adequate financing; our significant recent expansion; our ability to manage our future growth effectively; changing fashion trends; our defense and the ultimate outcome of a pending class action lawsuit; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; our reliance on third party manufacturing and logistics providers for the production and distribution of products; our limited manufacturing capacity and distribution channels; our reliance on a single source supply for certain raw materials; inherent risks associated with the manufacture, distribution and sale of our products overseas; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited operating history; our ability to accurately forecast consumer demand for our products; our ability to maintain effective internal controls; our ability to attract, assimilate and retain management talent; retail environment; our ability to effectively market and maintain a positive brand image; the effect of competition in our industry; the effect of potential adverse currency exchange rate fluctuations; and other factors described in our annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues	$134,892	$198,540
Cost of sales	85,161	113,305
Gross profit	49,731	85,235
Selling, general and administrative expenses	72,187	76,977
Restructuring charges	38	3,849
Impairment charges	69	10,813

Income (loss) from operations	(22,563)	(6,404)
Interest expense	696	374
Other income	(1,052)	(362)
Income (loss) before income taxes	(22,207)	(6,416)
Income tax expense (benefit)	210	(1,889)
Net income (loss)	$(22,417)	$(4,527)
Net Income (loss) per common share:
Basic	$(0.27)	$(0.05)
Diluted	$(0.27)	$(0.05)
Weighted average common shares outstanding:
Basic	84,392,620	82,488,601
Diluted	84,392,620	82,488,601

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$50,895	$51,665
Accounts receivable, net	60,605	35,305
Inventories	131,161	143,205
Deferred tax assets, net	10,856	11,364
Income tax receivable	5,391	24,417
Prepaid expenses and other current assets	17,130	13,415
Total current assets	276,038	279,371

Property and equipment, net	91,027	95,892
Restricted cash	1,835	2,922
Intangible assets, net	39,307	40,892
Deferred tax assets, net	22,355	21,231
Other assets	16,370	15,691
Total assets	$446,932	$455,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,469	$35,137
Accrued expenses and other current liabilities	41,793	50,076
Accrued restructuring charges	499	1,439
Deferred tax liabilities, net	92	30
Income taxes payable	18,520	24,420
Note payable, current portion of long-term debt and capital lease obligations	19,947	22,431
Total current liabilities	144,320	133,533

Deferred tax liabilities, net	4,755	2,917
Long term restructuring	1,024	959
Other liabilities	31,907	31,427
Total liabilities	182,006	168,836

Commitments and contingencies (note 12)

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 84,393,940 and 83,869,940 shares issued and outstanding at March 31, 2009 and 83,543,501 and 83,019,501 shares issued and outstanding at March 31, 2008	84	84
Treasury Stock, 524,000 shares, at cost	(25,022)	(25,022)
Additional paid-in capital	235,955	232,037
Deferred compensation	(54)	(246)
Retained earnings	41,816	64,233
Accumulated other comprehensive income	12,147	16,077
Total stockholders’ equity	264,926	287,163
Total liabilities and stockholders’ equity	$446,932	$455,999

Crocs, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share and per share data)

(Unaudited)

"The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of foreign exchange rate loss, restructuring activities, inventory write-down, and asset impairment charges.  In management’s opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance."

Non-GAAP Reconciliations

	3 months ended		3 months ended		3 months ended
	March 31, 2009		March 31, 2008		December 31, 2008

GAAP selling, general and administrative expense	72,187		76,977		97,576
Foreign currency (gain)/loss	3,408	(1)	(9,159	)(1)	21,091	(1)
Non-GAAP selling, general and administrative expense	68,779		86,136		76,485

GAAP net loss	(22,417)
Foreign currency (gain)/loss, net of tax	3,376	(1)
Non-GAAP net loss	(19,041)
Non-GAAP net loss per diluted share	$(0.23	)(2)

(1)   The proforma adjustments in the GAAP to Non-GAAP reconciliation above represent the add-back of GAAP charges taken in connection with our quarter foreign currency exchange rate loss, net of tax calculated based on our quarterly effective tax rate.

(2)   As the Company reported a GAAP net loss for the quarter ended March 31, 2008, the dilutive effect of stock options and awards were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.